Exhibit 99.1

FOR IMMEDIATE RELEASE
RICK’S CABARET INTERNATIONAL, INC. COMPLETES PURCHASE OF SECOND ADULT NIGHTCLUB IN DALLAS, TEXAS

Former Platinum Club II Will Become a Club Onyx

HOUSTON – (June 19, 2008) – Rick’s Cabaret International, Inc. (NASDAQ/GM: RICK), premium operator of upscale gentlemen’s clubs, said today it has completed the purchase of Platinum Club II in Dallas, TX, and will re-brand it as an upscale Club Onyx catering to African-American gentlemen.

Rick’s Cabaret paid $1.5 million in cash for the adult nightclub at the intersection of 10557 Wire Way  and Northwest Highway, just off busy I-35 Stemmons Freeway. The company also acquired the accompanying real estate for $6 million, paying $1.65 million in cash and financing the balance. It is the company’s second acquisition in Dallas this year and the third in the Dallas-Ft. Worth “Metroplex.”

Rick’s Cabaret estimates the club will add approximately $4 to $5 million in annual revenue, with earnings before income tax, depreciation and amortization (EBITDA) between $1.5 million to $2 million. This estimate was not included in the company’s latest earnings guidance update on May 8th.

“The more we get to know the Dallas market the more enthusiastic we have become about the potential for an upscale Club Onyx facility,” said Eric Langan, President and CEO of Rick’s Cabaret. “Dallas has the great mix of professional athletes, music artists and business executives that has made our Club Onyx brand successful in Houston and Charlotte. We also will benefit from management efficiencies and purchasing power now that we have three locations in the Dallas-Ft. Worth market. We are pleased that we completed this transaction well within the time period originally announced to our investors.”

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses adult nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also owns the adult Internet membership site www.couplestouch.com and a network of online adult auction sites under the flagship URL www.naughtybids.com. Rick’s Cabaret common stock is traded on the NASDAQ Global Market under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company’s businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com <http://www.ricks.com/>.

Contact:  Allan Priaulx, 212-338-0050, ir@ricks.com